Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 29, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa (under review for possible downgrade)/
                        AAA (negative outlook)

Cusip:			89233P3F1

Pricing Date:		January 29, 2009

Settlement Date:	February 3, 2009

Maturity Date:		November 4, 2009

Principal Amount:	$50,000,000
       (may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$49,985,000

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 119 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Monthly

Initial Interest Payment Date:  March 4, 2009 (Long first coupon interpolated between 1 Month Libor and 2 Month Libor)


Initial Interest Rate:	  1 Month LIBOR determined on January 30, 2009
		          + 119 basis points, accruing from February 3, 2009

Interest Payment Dates:	On the 4th of each calendar month and on the
                        Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.  For the
avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Dates:  Second London Banking Day preceding
				      each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Banc of America Securities LLC

DTC Number:		#773

United States Federal Income Tax Considerations: For U.S. federal income tax purposes, the notes issues herein (the "Notes") will be treated as Short-Term Notes, with consequences as described in the section of the prospectus supplement dated March 7, 2006 called "Material United States Tax
Considerations for U.S. Holders - Original Issues Discount - Short-Term
Notes."

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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